Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Larry Tannenbaum Chief Financial Officer 650 940-4700
November 27, 2006
Mountain View, California
IRIDEX CORPORATION RECEIVES ADDITIONAL NASDAQ NOTICE
Company Receives Routine Notification after Missing 10-Q Filing Date for the Period ended September 30, 2006
IRDEX Corporation (NASDAQ: IRIX), today reported that, as expected, it has received an additional NASDAQ Staff Determination notice stating that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14), due to the Company’s delay in filing its Quarterly Report on Form 10-Q for the period ended September 30, 2006. The notice stated that the delay in filing could serve as an additional basis for delisting of the Company’s securities.
As previously disclosed in the Company’s Periodic Report on Form 8-K filed on August 29, 2006, NASDAQ initially informed the Company on August 23, 2006 that its securities would be delisted due to the Company’s delay in filing its Quarterly Report on Form 10-Q for the period ended July 1, 2006 unless the Company requested a hearing in accordance with applicable Nasdaq Marketplace Rules. IRIDEX subsequently requested and was granted a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) on October 12, 2006 to request an extension for continued listing on the NASDAQ Global Market. As of November 27, 2006, the Company is still awaiting a decision from the Panel on its extension request. While IRIDEX remains optimistic, there can be no assurance that the Panel will grant a request for continued listing. Shares of IRIDEX common stock will continue trading on the NASDAQ Global Market pending the Panel’s decision.
The Company previously disclosed in its Periodic Report on Form 8-K filed on August 22, 2006 that it would not be able to file its Quarterly Report on Form 10-Q for the period ended July 1, 2006 on time because the Audit Committee of the Company’s Board of Directors initiated an independent investigation, with the support of outside counsel, to review the Company’s recognition of revenue relating to certain sales in the fourth quarter of fiscal 2004, and the Company’s related revenue recognition practices. The Audit Committee of the Company’s Board of Directors is continuing to work with IRIDEX management and outside counsel to determine whether the results of the review will require the Company to restate any of its financial statements. As of November 27, 2006, the Audit Committee has completed its investigation and is continuing to analyze the results of the investigation in order to reach a final conclusion as to to whether it will be necessary to restate any prior financial statements or take any other remedial actions. The Audit Committee is making every effort to complete its analysis as soon as possible. The Company will make every effort to file its Quarterly Reports on Form 10-Q as soon as practicable after the completion of the Audit Committee’s analysis.
About IRIDEX
IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin diseases in dermatology markets (also referred to as aesthetics). IRIDEX products are sold in the United States through a direct sales force and internationally through a network of 77 independent distributors into 107 countries. For further information, visit the Company’s website at www.iridex.com.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to whether the Nasdaq Listing Qualifications Panel will grant the Company’s request for continued listing, the Audit Committee’s review and analysis, and the filing of our Quarterly Reports on Form 10-Q. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by the Company’s management, and there can be no assurance concerning the outcome of the hearing request, the Audit Committee’s review and analysis or the filing of our Quarterly Reports on Form 10-Q. Actual results may differ materially. Additional risks and uncertainties to which the Company is subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, and the results of clinical trials and competition in our markets, as well as the risks associated with a competitive market for management talent and the risks inherent with identifying, negotiating and integrating strategic acquisitions of complementary businesses, products or technologies. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.